Exhibit 10.7

BAYHILL THERAPEUTICS, INC.

March 7, 2004

Mark W. Schwartz, Ph.D.

[Address]

Dear Mark:

As we discussed, I am delighted to make you an offer to join Bayhill Therapeutics, Inc. (the “Company”), as our President and Chief Executive Officer, reporting to the Chairman of our Board of Directors. The terms and conditions of our offer are as follows:

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Start Date. Your employment with the Company will commence as soon as possible, but in no event later than sixteen (16) days from the date of this letter (at which time this offer shall expire, unless extended by the Company in its sole discretion).

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Base Salary. Your annual base salary will be $275,000, less applicable withholding. This salary will be paid in accordance with our normal payroll procedures. Your base salary shall be subject to review and adjustment by the Company’s Board of Directors (the “Board”) no less frequently than annually.

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Bonus Opportunity. You will be eligible to earn an annual bonus of $50,000 per year upon attainment of performance goals to be mutually agreed upon between you and the Board. For the calendar year 2004, your annual bonus shall be prorated to reflect your mid-year commencement of employment.

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Board Seat. At its first meeting following your commencement of employment, the Board shall also appoint you to serve as a member of the Board. Thereafter, you may be elected and re-elected to the Board in accordance with the terms of the bylaws of the Company.

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Stock Option. Subject to the approval of the Board, you will be granted an option to purchase 950,000 shares of common stock of Company (the “Option”). At your request, the Option shall be an incentive stock option to the maximum extent permitted under the applicable federal income tax rules and shall have an exercise price equal to the fair market value of Company’s stock as of the date the Option is granted. Subject to your remaining continuously employed by Company as of each such date the Option shall vest and become exercisable with respect to 20% of the shares subject to the Option on the first anniversary of your commencement of employment, and shall become vested in equal monthly installments thereafter, such that the

Option is vested and exercisable with respect to 100% of the shares subject to the Option on the fifth anniversary of the Option’s date of grant. The specific terms of the Option grant will be set forth in a written Stock Option Agreement between you and the Company which will be executed after your employment commences with Company. You may be eligible for an additional stock option grant following the consummation of the Company’s Series B preferred stock financing, at the discretion of the Board based upon its review of your performance through that date.

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Relocation Assistance. The Company will pay to you a relocation stipend of $100,000, which amount shall be intended to reimburse you for the costs of your relocation to the San Francisco Bay Area. You are under no obligation to provide the Company with evidence of your actual relocation costs to receive this stipend. The Company shall have no additional obligation or liability whatsoever, however, if your actual relocation costs exceed the amount of your relocation stipend, and you acknowledge that some of this amount may be taxable and that you will be responsible for any income taxes payable.

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Temporary Living Expenses/COBRA. During the period prior to your relocation of your immediate family to the San Francisco Bay Area the Company will reimburse you for reasonable expenses that you incur in commuting from your current residence in Arizona to the San Francisco Bay Area as well as for your temporary living expenses during the same period. In addition, the Company will reimburse you for your COBRA premiums under your current health plan coverage during the period prior to your becoming eligible for coverage under the Company’s health plan.

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Change of Control. If your employment is terminated without Cause or Constructively Terminated (as defined below) in connection with, or within twelve (12) months after, a Change of Control of the Company, regular vesting of your Option or shares shall cease upon your termination, you will be eligible to receive accelerated vesting of fifty percent (50%) of your then unvested Option, and you will be eligible to receive continued health benefits you may have prior to such Change of Control until the first anniversary of your termination.

For the purpose of this letter, “Cause” means: (i) an act of dishonesty made by you in connection with your responsibilities as an employee that causes serious reputational harm to the Company; (ii) your conviction of, or plea of nolo contendere to, a felony; (iii) your gross negligence or willful misconduct in the performance of your duties; (iv) your inability to perform the essential functions of your job with or without a reasonable accommodation; or (v) your failure or refusal to carry out any lawful direction of the Board or your habitual neglect of your duties as an officer of the Company, which failure, refusal or neglect, as applicable, if capable of cure, shall continue after receipt of written notice from the Board (provided, however, that you shall have fifteen (15) days after receipt of written notice to cure any such failure, refusal or neglect), in each case as determined in good faith by the Board.

For the purpose of this letter, “Change of Control” means: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (b) the stockholders of the Company approve a plan of complete liquidation of the Company; or (c) any transaction in which a majority of the Board of the Company, or other surviving entity, immediately after the transaction. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Initial Public Offering; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

For the purpose of this letter, “Constructive Termination” means (i) a material reduction in your responsibilities, duties or base pay without your agreement or (ii) relocation of your workplace more than 35 miles from your prior workplace without your agreement.

•	At Will Employment. If you accept this offer, your employment with the Company will be at will.

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Company Rules. As an employee of the Company, you will be expected to abide by company rules and regulations. As a condition of employment, you will be required to sign and comply with a confidential information and invention assignment agreement which, among other things, prohibits unauthorized use or disclosure of Company’s proprietary information.

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No Bar to Employment. You agree that you are not party to any contract or agreement that would preclude you from accepting this offer or performing services as an employee for Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

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Final Agreement. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and Company.

We are very enthusiastic that you have agreed to join the Company team and we look forward to working with you.

Sincerely,

Bayhill Therapeutics, Inc.

/s/ Philip M. Young
Philip M. Young
Director

On behalf of the Board of Directors

Agreed and accepted:

/s/ Mark Schwartz

Mark Schwartz	Date